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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 24/Amendment No. 117 to Registration Statement File Nos. 333-96519/811-03927 on Form N-6 of our report dated March 27, 2018, relating to the financial statements and financial highlights comprising each of the Investment Options of Brighthouse Fund UL for Variable Life Insurance (formerly MetLife of CT Fund UL for Variable Life Insurance), and our report dated March 21, 2018, relating to the consolidated financial statements and financial statement schedules of Brighthouse Life Insurance Company and subsidiaries, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 6, 2018